Exhibit 10.1

Conversion agreement and Waiver

January 22, 2025

Reference is made to that certain Third Amended and Restated Note Purchase Agreement, dated as of October 27, 2022, among Staffing 360 Solutions, Inc. (the “Company”), the subsidiary guarantors party thereto (the “Guarantors”) and Jackson Investment Group, LLC, as the purchaser (“Jackson”) (as amended by that certain First Omnibus Amendment and Reaffirmation Agreement to the Note Documents, dated as of August 30, 2023, that certain Second Omnibus Amendment and Reaffirmation Agreement to the Note Documents, dated as of September 18, 2024 (the “Second Omnibus Amendment”), and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company issued to Jackson (i) that certain Third Amended and Restated 12% Senior Secured Note, dated as of October 27, 2022, as amended (the “2022 Jackson Note”), and (ii) that certain 12% Senior Secured Promissory Note, dated as of August 30, 2023, as amended (the “2023 Jackson Note” and, together with the 2022 Jackson Note, the “Jackson Notes”).

WITNESSETH

WHEREAS, pursuant to the Second Omnibus Amendment, the Jackson Notes each have a maturity date of January 13, 2025;

WHEREAS, as of January 22, 2025, the Jackson Notes have (i) an aggregate outstanding principal balance of $10,116,249 (the “Outstanding Principal”) and (ii) aggregate accrued and unpaid interest of $1,099.733.92 (the “Outstanding Interest”);

WHEREAS, the obligations of the Company to Jackson under the Jackson Notes and the Note Documents (as defined in the Purchase Agreement) are (a) guaranteed by the Guarantors party thereto pursuant to the provisions of Article 4 of the Purchase Agreement (the “Guarantee”), and (b) secured pursuant to (i) that certain Amended and Restated Security Agreement, dated as of September 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Company, the guarantors party thereto from time to time and Jackson, (ii) that certain Amended and Restated Pledge Agreement, dated as of September 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), by and among the Company, the guarantors party thereto from time to time and Jackson, (iii) that certain Mortgage over shares dated February 2, 2018, by the Company in favor of Jackson in respect of the shares of S360 Holdings Ltd. pledged pursuant thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Share Mortgage”), and (iv) the other Security Documents (as defined in the Purchase Agreement) (collectively, with the Security Agreement, the Pledge Agreement and the Existing Share Mortgage, the “Security Instruments”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 1, 2024, by and among Atlantic International Corp (“Atlantic”), A36 Merger Sub Inc., a wholly-owned subsidiary of Atlantic, and the Company; and

WHEREAS, pursuant to Section 3.2(f) of the Merger Agreement, at or prior to the Closing, the Company is obligated to deliver to Atlantic this (x) Conversion Agreement and Waiver (this “Agreement”) and (y) that certain Lock-Up Agreement (as defined herein), whereby: (i) all Outstanding Interest will be waived or forgiven; and (ii) all Outstanding Principal will be converted into 5,600,000 shares of newly designated Series I preferred stock of the Company, as adjusted pursuant to Section 3 below (“Company Preferred Stock”) in accordance with this Agreement, and (iii) each share of Company Preferred Stock will be converted into Merger Consideration as provided for in the Merger Agreement.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Merger Agreement.

2.	Conversion and Waiver. In connection with Sections 2.2(a) and 3.2(f) of the Merger Agreement, immediately prior to the Closing (the “Effective Time”), Jackson hereby expressly agrees to: (i) convert all Outstanding Principal into the Company Preferred Stock, which shall have the terms and characteristics set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series I Preferred Stock, in the form of Exhibit A attached hereto; (ii) waive all Outstanding Interest; and (iii) deliver that certain lock-up agreement (the “Lock-Up Agreement”) as related to certain shares of Atlantic Common Stock.

3.	Additional Pro Rata Shares. Notwithstanding anything to the contrary in the Merger Agreement, if the average of the last closing price of Atlantic Common Stock (as reported on the Nasdaq Stock Market LLC) over the five (5) trading days immediately preceding the date of the Closing (the “Average Closing Price”) is below $5.00, then Atlantic shall issue to Jackson such number of additional shares of Atlantic Common Stock equal to (i) 5,600,000 multiplied by the quotient of $5.00 and the Average Closing Price, minus (ii) 5,600,000 (the “Pro Rata Shares”), which such Pro Rata Shares, if issued, shall be subject to the Lock-Up Period (as defined in the Lock-Up Agreement).

4.	Company Representations.

a)	Authority; Authorization; Execution. The Company has all requisite corporate power and authority to execute and deliver this Agreement and any related documents to which the Company is a party, to perform the Company’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and any related documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each related document to which the Company is a party has been duly executed and delivered by the Company.

b)	Due Issuance. The shares of Company Preferred to be issued to Jackson pursuant to the conversions described in Section 2 above will, on or prior to the Effective Time, have been validly issued free and clear of all encumbrances (other than those arising under securities laws), and without violating any purchase or call option, right of first refusal, subscription right, preemptive right, encumbrance or any similar right of any other person.

c)	Enforceability. This Agreement and each related document to which the Company is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership, and similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally and general equitable principles.

d)	Conflicts; Consents of Third Parties. The execution and delivery by the Company of this Agreement and any Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any law or order to which the Company is subject or by which the Company is bound, (b) require the Company to obtain any consent or approval of, or give any notice to, or make any filing with, any governmental authority, or (c) result in a violation or breach of (with or without due notice or lapse of time or both), or require any notice to or consent or approval of any third party to, any contract to which the Company is a party or by which the Company is bound.

4.	Release of Security Interest. At the Effective Time, the security interest granted to Jackson pursuant to the Security Instruments and the guarantee of the obligations of the Company to Jackson under the Jackson Notes and the Note Documents under the Guarantee, and all other obligations of the Company and the Guarantors under the Security Instruments and the Guarantee are hereby expressly and unconditionally released and terminated in all respects with no further consent or action required on the part of any person, and such Security Instruments and the Guarantee shall be terminated and no longer considered of any force and effect. Jackson further agrees that there is no obligation of the Company or any Guarantor to enter into a replacement agreement with respect to such documents or the security interest created thereby. The parties hereto further agree to promptly prepare, execute, deliver and file or authorize for filing all documents and other instruments necessary to effectuate such release and termination, including, without limitation, UCC-3 termination statements and Jackson hereby authorizes the Company and the Guarantors to file and/or record any such UCC-3 termination statements.

5.	Acknowledgement. Notwithstanding anything to the contrary contained in the Jackson Notes, the Guarantee or the Security Instruments, Jackson hereby expressly agrees and acknowledges that upon the effectiveness of the conversions described in section 2 above and the closing of the merger transaction pursuant to the Merger Agreement, all obligations of the Company under the Jackson Notes, the Guarantee and the Security Instruments shall be considered satisfied or waived, as applicable, after which the Company and the Guarantors shall have no further obligations under the Jackson Notes, the Guarantee and the Security Instruments and the other Note Documents whatsoever and the Jackson Notes, the Guarantee and the Security Instruments and the other Note Documents shall be considered satisfied in full and terminated and will no longer have any binding effect on the Company or any Guarantor.

6.	Enforcement of Agreement. Each party hereto acknowledges and agrees that the other party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereto may be entitled, at law or in equity, it may be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.	Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties hereto with respect to its subject matter (including, without limitation, the Jackson Notes, the Guarantee and the Security Instruments) and constitutes a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter. In the event of a conflict between the terms of the Jackson Notes, the Guarantee or the Security Instruments, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall prevail. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties hereto.

8.	Assignments, Successors and No Third-Party Rights. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Any attempted assignment in violation of this Section 8 shall be void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.

9.	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.	Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

11.	Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by electronic mail in PDF or DocuSign formats shall be deemed to be their original signatures for all purposes.

13.	Fees. The Company agrees to pay all reasonable legal and other expenses incurred by Jackson in negotiating and entering into this Agreement and all related documents, which payment shall be made by wire transfer into an account designated by Jackson prior to the Effective Time, subject to Jackson providing invoices for such expenses prior thereto.

[Signature pages follow immediately.]

In witness whereof, the undersigned have executed and delivered this Agreement as of the date first above written.

STaffing 360 solutions, inc.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	Chairman and Chief Executive Officer

JACKSON INVESTMENT GROUP, LLC

By:	/s/ Richard L. Jackson
Name:	Richard L. Jackson
Title:	Chief Executive Officer

[Signature Page to Conversion Agreement and Waiver]